Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
Record quarterly revenue, EPS and returns
Phoenix, August 11, 2010 — Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and fiscal year 2010 ended July 3, 2010.

	Three Months Ended
	July 3,	June 27,	Net
	2010	2009	Change
	$ in millions, except per share data
Sales	$5,213.8	$3,765.4	38.5%

GAAP Operating Income (Loss)	$217.1	$(20.5)	—
Adjusted Operating Income (1)	$217.1	$85.3	154.6%

GAAP Net Income (Loss)	$141.1	$(30.9)	—
Adjusted Net Income (1)	$141.1	$48.0	194.1%

GAAP Diluted EPS	$0.92	$(0.20)	—
Adjusted Diluted EPS (1)	$0.92	$0.32	187.5%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the quarter ended July 3, 2010 increased 38.5% year over year to a record $5.21 billion; pro forma revenue (as defined later in this release) was up 37.2% year over year

•	Adjusted operating income increased 154.6%, four times faster than revenue growth, to $217.1 million and 4.2% of sales, up 190 basis points year over year

•	Adjusted diluted earnings per share was a record $0.92 and increased 187.5% over prior year adjusted diluted earnings per share.
Roy Vallee, Chairman and Chief Executive Officer, commented, “The “V” shaped cyclical recovery in the technology markets we serve continued this quarter with strong top line performance across both groups and all regions, resulting in 38.5% year-over-year growth and record revenue. The combination of record revenue, gross profit margin expansion and productivity gains drove operating income margin up sequentially and year over year at both operating groups with the EMEA region delivering the most significant improvement. Our value-based management discipline, which connects margins with working capital velocity throughout our business, resulted in return on working capital (ROWC) and return on capital employed (ROCE) above our stated financial targets. We enter fiscal 2011 prepared to build on our performance in fiscal 2010 as we begin to integrate the three acquisitions completed in July that we expect will produce at least a 12.5% return on capital employed and create shareholder value.”

Avnet Electronics Marketing Results

		Year over Year Growth Rates
	Q410	Reported	Pro forma
	Revenue	Revenue	Revenue (2)
	(in millions)

Total	$3,124.9	46.9%	—
Excluding FX (1)		49.6%	—
Americas	$989.4	39.5%	—
EMEA	$1,039.5	50.0%	—
Excluding FX (1)		58.7%	—
Asia	$1,096.0	51.2%	—

	Q410	Q409	Change
Operating Income	$173.8	$57.1	$116.7

Operating Income Margin	5.56%	2.69%	287 bps

(1)	Year over year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma growth rates are not presented as EM revenue comparisons to prior year were not impacted by acquisitions.
•	Record sales of $3.12 billion were up 46.9% year over year and up 49.6% in constant currency

•	Gross profit margin improved sequentially and year over year in all three regions

•	Operating income margin improved sequentially and year over year in all three regions

•	ROWC was up 485 basis points sequentially and 2,161 basis points year over year above our stated target
Mr. Vallee added, “The demand for electronic components remained strong across all three regions as better-than-normal sequential growth resulted in year-over-year revenue growth of 47% this quarter, establishing a new record for EM. Gross profit margin improved sequentially and year over year in all three regions with the largest improvement in the EMEA region where gross profit margin increased over 100 basis points sequentially. Operating income margin improved sequentially for the fourth consecutive quarter, reaching 5.6% for the first time in two years. With operating income margin at the high end of its target range and record working capital velocity, Electronic Marketing’s ROWC increased over 2,100 basis points year over year with all three regions above our stated targets. Bookings remained strong with the book to bill ratio continuing at well over 1.1 to 1 which would indicate that supply has still not caught up with demand throughout the industry.”

Avnet Technology Solutions Results

		Year over Year Growth Rates
	Q410	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)

Total	$2,088.9	27.5%	24.8%
Excluding FX (1)		28.6%	25.9%
Americas	$1,286.9	26.7%	—
EMEA	$534.6	15.0%	13.8%
Excluding FX (1)		21.0%	19.7%
Asia	$267.4	70.0%	42.2%

	Q410	Q409	Change
Operating Income	$62.2	$41.2	$21.0

Operating Income Margin	2.98%	2.52%	46 bps

(1)	Year over year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
•	Sales grew double digits year over year for the third consecutive quarter

•	All three regions grew at a double digit rate year over year

•	Growth was driven by servers, storage and networking products

•	Operating income margin increased 31 basis points sequentially and 46 basis points year over year

•	Return on working capital was up 844 basis points over the year-ago quarter and was well above our stated target
Mr. Vallee further added, “The technology refresh cycle that has been driving better-than-normal seasonal growth continued this quarter as TS pro forma revenue grew 10% sequentially and 25% year over year. In the Americas region, year-over-year growth rates accelerated for the third consecutive quarter while EMEA surged well into positive territory in constant currency for the first time this fiscal year. Excluding the impact of foreign currency, the TS EMEA team grew pro forma revenue 8% sequentially and nearly 20% year over year while delivering significant improvements in operating income margin. At a product level, server growth was particularly strong this quarter as revenue increased over 30% sequentially and 29% year over year. TS global generated economic profits every quarter this fiscal year with return on working capital above our stated targets while we improved our performance in EMEA and continued to invest and grow our business in Asia.”
Cash Flow
•	Cash generated from operations was $124 million for the quarter due to strong profits and working capital velocity

•	Cash used for operations for the full fiscal year was $30 million despite annual sales growth of 18%

•	In June 2010, the Company issued $300.0 million of 5.875% Notes due June 15, 2020 and received proceeds of $296.5 million, net of discount and underwriting fees

•	Cash and cash equivalents at the end of the quarter was $1.1 billion; net debt (total debt less cash and cash equivalents) was $188 million
Ray Sadowski, Chief Financial Officer, stated, “We had a strong quarter of cash generation as adjusted operating income grew 24% sequentially and working capital velocity remained near record levels, thereby driving cash flow from operations to $124 million for the quarter. For the year, we used only $30 million of cash for operations even though sales grew 18%. This was due to the strong performance by our team as we improved working capital velocity by 33% year over year to a record 7.8X. We ended the quarter with $1.9 billion in liquidity (cash plus availability under our credit facilities) to support continued profitable organic and M&A growth of which roughly $600 million was used to fund the three acquisitions we completed in July, including the repayment of certain debt assumed with the acquisitions.”

Fiscal 2010 Full Year Results

	Full Year Ended
	July 3,	June 27,	Net
	2010	2009	Change
	$ in millions, except per share data
Sales	$19,160.2	$16,229.9	18.1%

GAAP Operating Income (Loss)	$635.6	$(1,019.0)	—
Adjusted Operating Income (1)	$661.0	$491.2	34.6%

GAAP Net Income (Loss)	$410.4	$(1,129.7)	—
Adjusted Net Income (1)	$424.6	$289.4	46.7%

GAAP Diluted EPS	$2.68	$(7.49)	—
Adjusted Diluted EPS (1)	$2.77	$1.92	44.3%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•
Sales for the full year ended July 3, 2010 increased 18.1% year over year to $19.16 billion and increased 17.5% year over year adjusted for the impact of changes in foreign currency exchange rates; pro forma revenue was up 15.5% year over year

•	Adjusted operating income increased 34.6% to $661.0 million or 3.45% of sales, up 42 basis points year over year

•	Adjusted diluted earnings per share of $2.77 increased 44.3% year over year; GAAP diluted earnings per share was $2.68
Outlook For Fiscal 1st Quarter Ending on October 2, 2010
•	EM sales are expected to be in the range of $3.35 billion to $3.65 billion and TS sales are expected to be between $2.25 billion and $2.55 billion

•	Consolidated sales are forecasted to be between $5.60 billion and $6.20 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.76 to $0.84 per share
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the first quarter of fiscal 2011 is $1.30 to €1.00. This compares with an average exchange rate of $1.43 to €1.00 in the first quarter of fiscal 2010 and $1.27 to €1.00 in the fourth quarter of fiscal 2010.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Fiscal Year 2010

	Fiscal Year Ended 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data

GAAP results	$635,600	$585,083	$410,370	$2.68
Restructuring, integration and other	25,419	25,419	18,789	0.12
Gain on sale of assets	—	(8,751)	(5,370)	(0.03)
Net reduction in tax reserves	—	—	842	0.01

Total adjustments	25,419	16,668	14,261	0.09	(1)

Adjusted results	$661,019	$601,751	$424,631	$2.77

(1)	EPS does not foot due to rounding.

Items impacting the full fiscal year 2010 consisted of the following:
•
restructuring, integration and other charges of $25.4 million pre-tax, of which $18.9 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, $6.5 million pre-tax for a value-added tax exposure in Europe, $3.2 million of acquisition-related costs and a credit of $3.2 million related to the reversal of restructuring reserves established in prior periods;

•	a gain of $8.8 million pre-tax associated with the prior sale of its equity investment in Calence LLC; and

•	a net increase in taxes of $0.8 million related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
Fourth Quarter and Fiscal Year 2009

	Fourth Quarter Ended Fiscal 2009				Fiscal Year Ended 2009
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results (1)	$(20,534)	$(24,220)	$(30,878)	$(0.20)	$(1,018,998)	$(1,094,968)	$(1,129,712)	$(7.49)
Impairment charges	62,282	62,282	62,282	0.41	1,411,127	1,411,127	1,376,983	9.13
Restructuring, integration and other	43,523	43,523	25,304	0.17	99,342	99,342	65,310	0.43
Gain on sale of assets	—	(14,318)	(8,727)	(0.06)	—	(14,318)	(8,727)	(0.06)
Net reduction in tax reserves	—	—	—	—	—	—	(21,672)	(0.14)
Retrospective application of accounting standard	—	—	—	—	(291)	11,894	7,250	0.05

Total adjustments	105,805	91,487	78,859	0.52	1,510,178	1,508,045	1,419,144	9.41

Adjusted results	$85,271	$67,267	$47,981	$0.32	$491,180	$413,077	$289,432	$1.92

(1)	As adjusted for the retrospective application of an accounting standard.
Items impacting fourth quarter of fiscal 2009 consisted of the following:
•	goodwill impairment charges of $62.3 million pre-tax as a result of the Company’s annual impairment test performed in the fourth quarter of fiscal 2009;

•
restructuring, integration and other items of $46.7 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, offset by income of $3.2 million pre-tax related to acquisition adjustments recognized after the end of the allocation period; and

•	a gain of $14.3 million pre-tax associated with the prior sale of its equity investment in Calence LLC.
Items impacting the full fiscal year 2009 consisted of the following:
•
goodwill and intangible asset impairment charges of $1.41 billion pre-tax as a result of an interim impairment test performed during the second quarter of fiscal 2009 as well as an additional goodwill impairment charge recorded during the fourth quarter due to the global economic downturn;

•
restructuring, integration and other items of $99.3 million pre-tax consisting of $93.6 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, loss on investments of $3.1 million pre-tax, incremental intangible amortization of $3.8 million pre-tax and income of $1.2 million pre-tax related to acquisition adjustments recognized after the end of the allocation period;

•	a gain of $14.3 million pre-tax associated with the prior sale of its equity investment in Calence LLC;

•	a net tax benefit of $21.7 million primarily related to the settlement of income tax audits in Europe; and

•
an incremental charge of $11.9 million pre-tax, primarily non-cash interest expense, related to the retrospective application of an accounting standard which changed the accounting for convertible debt that may be settled in cash (see Notes to the Consolidated Statements of Operations beginning on page 13 of this press release for further information).

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2009. Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)

Q1 Fiscal 2010	$4,355,036	$42,422	$4,397,458
Q2 Fiscal 2010	4,834,524	50,946	4,885,470
Q3 Fiscal 2010	4,756,786	25,761	4,782,547
Q4 Fiscal 2010	5,213,826	—	5,213,826

Fiscal year 2010	$19,160,172	$119,129	$19,279,301

Q1 Fiscal 2009	$4,494,450	$216,337	$4,710,787
Q2 Fiscal 2009	4,269,178	184,362	4,453,540
Q3 Fiscal 2009	3,700,836	33,135	3,733,971
Q4 Fiscal 2009	3,765,432	35,868	3,801,300

Fiscal year 2009	$16,229,896	$469,702	$16,699,598

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Ontrack Solutions Pvt. Ltd.	TS	July 2008
Nippon Denso Industry Co., Ltd.	EM	December 2008
Abacus Group plc	EM	January 2009
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 3,	JUNE 27,
	2010 *	2009 *

Sales	$5,213.8	$3,765.4

Income (loss) before income taxes	200.2	(24.2)

Net income (loss)	141.1	(30.9)

Net income (loss) per share:
Basic	$0.93	($0.20)
Diluted	$0.92	($0.20)

	FISCAL YEARS ENDED
	JULY 3,	JUNE 27,
	2010 *	2009 *

Sales	$19,160.2	$16,229.9

Income (loss) before income taxes	585.1	(1,095.0)

Net income (loss)	410.4	(1,129.7)

Net income (loss) per share:
Basic	$2.71	($7.49)
Diluted	$2.68	($7.49)

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 3,	JUNE 27,	JULY 3,	JUNE 27,
	2010	2009 *	2010 *	2009 *

Sales	$5,213,826	$3,765,432	$19,160,172	$16,229,896
Cost of sales	4,568,024	3,322,588	16,879,955	14,206,903

Gross profit	645,802	442,844	2,280,217	2,022,993

Selling, general and administrative expenses	428,709	357,573	1,619,198	1,531,522
Impairment charges (Note 1 *)	—	62,282	—	1,411,127
Restructuring, integration and other charges (Note 2 *)	—	43,523	25,419	99,342

Operating income (loss)	217,093	(20,534)	635,600	(1,018,998)

Other (expense) income, net	(1,101)	(3,426)	2,480	(11,622)
Interest expense (Note 3 *)	(15,823)	(14,578)	(61,748)	(78,666)
Gain on sale of assets (Note 4 *)	—	14,318	8,751	14,318

Income (loss) before income taxes	200,169	(24,220)	585,083	(1,094,968)

Income tax provision (Note 5 *)	59,050	6,658	174,713	34,744

Net income (loss)	$141,119	($30,878)	$410,370	($1,129,712)

Net earnings (loss) per share:
Basic	$0.93	($0.20)	$2.71	($7.49)

Diluted	$0.92	($0.20)	$2.68	($7.49)

Shares used to compute earnings (loss) per share:
Basic	151,958	151,161	151,629	150,898

Diluted	153,576	151,161	153,093	150,898

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JULY 3,	JUNE 27,
	2010	2009

Assets:
Current assets:
Cash and cash equivalents	$1,092,102	$943,921
Receivables, net	3,574,541	2,618,697
Inventories	1,812,766	1,411,755
Prepaid and other current assets	150,759	169,879

Total current assets	6,630,168	5,144,252
Property, plant and equipment, net	302,583	305,682
Goodwill	566,309	550,118
Other assets	283,322	273,464

Total assets	7,782,382	6,273,516

Less liabilities:
Current liabilities:
Borrowings due within one year	36,549	23,294
Accounts payable	2,862,290	1,957,993
Accrued expenses and other	540,776	474,573

Total current liabilities	3,439,615	2,455,860
Long-term debt	1,243,681	946,573
Other long-term liabilities	89,969	110,226

Total liabilities	4,773,265	3,512,659

Shareholders’ equity	$3,009,117	$2,760,857

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JULY 3,	JUNE 27,
	2010	2009
Cash flows from operating activities:

Net income (loss)	$410,370	($1,129,712)

Non-cash and other reconciling items:
Depreciation and amortization	60,643	65,781
Deferred income taxes	46,424	(92,787)
Stock-based compensation	28,363	18,269
Impairment charges	—	1,411,127
Gain on sale of assets	(8,751)	(14,318)
Other, net	15,385	38,414

Changes in (net of effects from businesses acquired):
Receivables	(1,070,302)	709,908
Inventories	(459,917)	483,453
Accounts payable	963,332	(375,509)
Accrued expenses and other, net	(15,962)	3,409

Net cash flows (used for) provided by operating activities	(30,415)	1,118,035

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	296,469	—
Repayment of notes	—	(300,000)
Repayment of bank debt, net	(1,732)	(90,444)
Repayment of other debt, net	(2,803)	(16,361)
Other, net	4,838	1,564

Net cash flows provided by (used for) financing activities	296,772	(405,241)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(66,888)	(110,219)
Cash proceeds from sales of property, plant and equipment	12,015	13,157
Acquisitions and investments, net of cash acquired	(69,333)	(314,941)
Cash proceeds from divestiture activities	11,785	14,318

Net cash flows used for investing activities	(112,421)	(397,685)

Effect of exchange rates on cash and cash equivalents	(5,755)	(11,637)

Cash and cash equivalents:
- increase	148,181	303,472
- at beginning of period	943,921	640,449

- at end of period	$1,092,102	$943,921

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 3,	JUNE 27,	JULY 3,	JUNE 27,
	2010	2009	2010	2009

SALES:

Electronics Marketing	$3,124.9	$2,127.4	$10,966.8	$9,192.8

Technology Solutions	2,088.9	1,638.0	8,193.4	7,037.1

Consolidated	$5,213.8	$3,765.4	$19,160.2	$16,229.9

OPERATING INCOME (LOSS):

Electronics Marketing	$173.8	$57.1	$491.6	$354.5

Technology Solutions	62.2	41.2	251.7	201.4

Corporate	(18.9)	(13.0)	(82.3)	(64.5)

	217.1	85.3	661.0	491.4

Impairment charges	—	(62.3)	—	(1,411.1)
Restructuring, integration and other charges	—	(43.5)	(25.4)	(99.3)

Consolidated	$217.1	($20.5)	$635.6	($1,019.0)

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FOURTH QUARTER AND FISCAL YEAR 2010
(1) The Company recognized impairment charges of $62,282,000 pre- and after tax and $0.41 per share in the fourth quarter of fiscal 2009 and $1,411,127,000 pre-tax, $1,376,983,000 after tax and $9.13 per share for the full fiscal year 2009.
In the second quarter of fiscal 2009, due to a steady decline in the Company’s market capitalization primarily related to the global economic downturn, the Company determined an interim impairment test was necessary. Based on the test results, the Company recognized a non-cash goodwill impairment charge of $1,317,452,000 pre-tax, $1,283,308,000 after tax and $8.51 per share to write off all goodwill related to its EM Americas, EM Asia, TS EMEA and TS Asia reporting units. The Company also evaluated the recoverability of its long-lived assets at each of the four reporting units where goodwill was deemed to be impaired. Based upon this evaluation, the Company recognized a non-cash intangible asset impairment charge of $31,393,000 pre- and after tax and $0.21 per share. The non-cash charges had no impact on the Company’s compliance with debt covenants, its cash flows or available liquidity, but did have a material impact on its consolidated financial statements.
During the fourth quarter of fiscal 2009, the Company performed its annual goodwill impairment test which indicated that three of its six reporting units, including EM Asia and TS EMEA, continued to have fair values below their carrying values. As a result, the Company was required to recognize the impairment of additional goodwill which arose subsequent to the second quarter of fiscal 2009 in the EM Asia and TS EMEA reporting units. Of the non-cash goodwill impairment charges of $62,282,000 pre- and after tax and $0.41 per share recognized in the fourth quarter of fiscal 2009, $41,433,000 related to the recently acquired business in Japan, which was assigned to the EM Asia reporting unit. Accounting standards require goodwill from an acquisition to be assigned to a reporting unit and also requires goodwill to be tested on a reporting unit level, not by individual acquisition. As noted above, the fourth quarter annual impairment analysis indicated that the fair value of the EM Asia reporting unit continued to be below its carrying value. As a result, the goodwill from the acquisition was required to be impaired. The remaining $20,849,000 of the impairment charges related to additional goodwill in the TS EMEA reporting unit primarily as a result of final acquisition adjustments during the purchase price allocation period related to an acquisition for which the goodwill had been fully impaired in the second quarter of fiscal 2009.
(2) Results for the full fiscal year 2010 included restructuring, integration and other charges which totaled $25,419,000 pre-tax, $18,789,000 after tax and $0.12 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $6,477,000 pre-tax for a value-added tax exposure in Europe related to an audit of prior years, $3,261,000 of other charges including acquisition-related costs and a credit of $3,241,000 related to the reversal of restructuring reserves established in prior periods.

Results for the fourth quarter of fiscal 2009 included restructuring, integration and other items amounting to $43,523,000 pre-tax, $25,304,000 after tax and $0.17 per share. Restructuring and integration charges of $46,720,000 pre-tax consisted primarily of severance and costs to exit certain facilities related to the Company’s previously announced cost reduction actions and also included integration costs of recently acquired businesses. Other items included income of $3,197,000 pre-tax related to acquisition adjustments recognized after the end of the purchase price allocation period.
Results for the full fiscal year 2009 included restructuring, integration and other charges which totaled $99,342,000 pre-tax, $65,310,000 after tax and $0.43 per share. Restructuring and integration charges amounted to $93,622,000 pre-tax, loss on investments totaled $3,091,000 pre-tax and other items included income of $1,201,000 pre-tax related to acquisition adjustments after the purchase price allocation period. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year.
(3) During fiscal 2010, the Company adopted authoritative guidance which changes the accounting for convertible debt that may be settled in cash. Upon adoption, there was no impact to the fiscal 2010 consolidated financial statements because the Company’s $300.0 million 2% Convertible Senior Debentures, to which this standard applies, were extinguished in March of fiscal 2009. However, due to the required retrospective application to prior periods through March 2009, the Company adjusted prior year comparative financial statements which resulted in incremental pre-tax non-cash interest expense of $12,185,000 in addition to the originally reported interest expense of $66,481,000 for fiscal 2009 and recognized a reduction in pre-tax deferred financing amortization cost of $291,000 for fiscal 2009 The total impact of the retrospective application on fiscal 2009 was incremental charges of $11,894,000 pre-tax, $7,250,000 after tax and $0.05 per share on a diluted basis.
(4) In fiscal 2010 and 2009, the Company recognized a gain on sale of assets as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC. In fiscal 2010, the gain amounted to $8,751,000 pre-tax, $5,370,000 after tax and $0.03 per share on a diluted basis. In the fourth quarter and fiscal year 2009, the gain amounted to $14,318,000 pre-tax, $8,727,000 after tax and $0.06 per share.
(5) In fiscal 2010, the Company recognized a net increase in taxes of $842,000 and $0.01 per share on a diluted basis, related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
During fiscal 2009, the Company recognized a net tax benefit of $21,672,000, or $0.14 per share, primarily related to the settlement of income tax audits in Europe.